EXHIBIT 99.1

Pegasystems Expands Current Share Repurchase Program

CAMBRIDGE, Mass. - December 18, 2012 - Pegasystems Inc. (NASDAQ: PEGA), the leader in Business Process Management (BPM) and a leading provider of Customer Relationship Management (CRM) solutions, today announced that its Board of Directors has authorized an expansion of the Company's current share repurchase program (the "Current Repurchase Program").  Under this expansion, the expiration date of the Current Repurchase Program has been extended from December 31, 2012 to December 31, 2013, and $15 million in repurchases of the Company's common stock between December 13, 2012 and December 31, 2013 has been approved, over and above the amounts repurchased through December 12, 2012.  This expansion is effective as of December 12, 2012. Through December 12, 2012, the Company had repurchased 175,946 shares under the Current Repurchase Program, for an average price of $28.41 per share.

At the Company's discretion, the purchases will be made from time to time on the open market or in privately negotiated transactions.  Shares may be repurchased in such amounts as market conditions warrant, subject to regulatory and other considerations.

The Company has established a pre-arranged stock repurchase plan, intended to comply with the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and of Rule 10b-18 of the Exchange Act (the "10b5-1 Plan"). Shares that are repurchased under the 10b5-1 Plan will be repurchased under the Current Repurchase Program.

Any actual repurchases under the Current Repurchase Program will be disclosed in the Company's annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission for the quarterly periods ending between December 31, 2012 and December 31, 2013.

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About Pegasystems

Pegasystems revolutionizes how leading organizations optimize customer experience and automate operations. Our patented Build for Change® technology empowers business people to create and evolve their critical business systems. Pegasystems is the recognized leader in business process management and is also ranked as a leader in customer relationship management software by leading industry analysts. For more information, please visit us at www.pega.com.

Press Contacts:

Brian Callahan Christa Conte

Pegasystems Inc. Hotwire PR

brian.callahan@pega.com christa.conte@hotwirepr.com

(617) 866-6364 (646) 738-8962

Twitter: @pega

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